Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2016 Results

Net Loss Of $122 Million And Adjusted Operating Loss Of $137 Million

•	Special Meeting Of Stockholders To Vote On Acquisition By China Oceanwide Holdings Group Co., Ltd. (China Oceanwide) Scheduled For March 7

•	All Regulatory Filings For China Oceanwide Acquisition Submitted

•	GAAP Annual Assumption Review Complete For U.S. Life Insurance

•	Long Term Care Insurance (LTC) Active Life GAAP Margins Of Approximately $1.0 To $1.5 Billion

•	Universal Life Insurance[1] After-Tax Charges Of $196 Million Primarily Reflecting Updates To Mortality Assumptions

•	Statutory Results And Cash Flow Testing Results For U.S. Life Insurance Companies Expected To Be Made Available At The Time Of The Form 10-K Filing

•	Net Loss[2] And Adjusted Operating Loss[3] Included Aggregate Unfavorable Items In Universal Life Insurance Relating To Annual Assumption Updates Of $196 Million, Or $0.39 Per Diluted Share, And Tax Charges Of $29 Million, Or $0.06 Per Diluted Share

•	Strong Loss Ratio And Capital Levels In The Fourth Quarter For U.S., Canada And Australia Mortgage Insurance (MI); 2016 Full Year Loss Ratios At Or Better Than Company Outlook

•	U.S. MI Full Year Adjusted Operating Income And New Insurance Written (NIW) Increased 40 Percent And 35 Percent, Respectively, Compared To 2015

•	Holding Company Cash And Liquid Assets Of Approximately $1.1 Billion

Richmond, VA (February 7, 2017) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended December 31, 2016. The company reported a net loss of $122 million, or $0.25 per diluted share, in the fourth quarter of 2016, compared with a net loss of $292 million, or $0.59 per diluted share, in the fourth quarter of 2015. The adjusted operating loss for the fourth quarter of 2016 was $137 million, or $0.27 per diluted share, compared with an adjusted operating loss of $82 million, or $0.17 per diluted share, in the fourth quarter of 2015.

[1]	Includes both universal life and term universal life insurance.
[2]	Unless otherwise stated, all references in this press release to net loss, net loss per share, adjusted operating income (loss) - formerly labeled “net operating income (loss),” adjusted operating income (loss) per share and book value per share should be read as net loss available to Genworth’s common stockholders, net loss available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.
[3]	This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

The company reported a net loss of $277 million, or $0.56 per diluted share, in 2016, compared with a net loss of $615 million, or $1.24 per diluted share, in 2015. The company reported an adjusted operating loss of $316 million, or $0.63 per diluted share, in 2016, compared with adjusted operating income of $255 million, or $0.51 per diluted share, in 2015.

Strategic Update

The previously announced transaction with China Oceanwide is subject to receipt of required approvals by Genworth’s stockholders, regulators and other closing conditions. On January 25, 2017, Genworth filed a definitive proxy statement with the Securities and Exchange Commission (SEC) and commenced mailing to stockholders of record the definitive proxy materials in connection with the transaction. The special meeting of Genworth stockholders will be held on Tuesday, March 7, 2017, at 9:00 a.m. Eastern Time.

All filings required under the merger agreement for regulatory approval of the transaction have been submitted, including those for the Committee on Foreign Investment in the United States (CFIUS), where we are waiting for the CFIUS staff to initiate the review period, and the other regulators in the U.S., China, and other international markets. Both parties are engaging with regulators regarding the applications and the pending transaction. Genworth and China Oceanwide continue to expect the transaction to close by mid-2017.

“China Oceanwide is continuing to work diligently with Genworth to obtain all regulatory approvals and satisfy other necessary conditions to closing,” said Mr. Lu Zhiqiang, Chairman of China Oceanwide.

“The Genworth Board of Directors continues to believe that this transaction is in the best interests of Genworth’s stockholders and unanimously recommends the approval of the transaction,” said Tom McInerney, President and CEO of Genworth.

Financial Performance

Consolidated Net Loss &
Adjusted Operating Income (Loss)
	Three months ended December 31					Twelve months ended December 31
	(Unaudited)					(Unaudited)
	2016		2015			2016		2015
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change	Total	Per diluted share	Total	Per diluted share	Total % change
Net loss available to Genworth’s common stockholders	$(122)	$(0.25)	$(292)	$(0.59)	58%	$(277)	$(0.56)	$(615)	$(1.24)	55%
Adjusted operating income (loss)	$(137)	$(0.27)	$(82)	$(0.17)	(67)%	$(316)	$(0.63)	$255	$0.51	NM	[4]
Weighted-average diluted shares[5]	498.4		497.6			498.3		497.4

	Three months ended December 31
	(Unaudited)
	2016		2015
Book value per share		$25.37		$25.76
Book value per share, excluding accumulated other comprehensive income (loss)		$19.16		$19.71

The net loss in the fourth quarter of 2016 was impacted by net investment gains, net of taxes and other adjustments, of $19 million in the quarter, compared to net investment losses of $1 million in the prior year. The net loss in the current quarter and prior year quarter also reflected after-tax losses of $196 million and $194 million, respectively, related to assumption updates in universal life insurance and $214 million in the prior year quarter related to the pending and completed sale of the European mortgage and lifestyle protection insurance businesses.

Net investment income was $786 million in the quarter, down from $805 million in the prior quarter and up from $781 million in the prior year. Prepayment speed adjustments related to residential mortgage-backed securities were unfavorable versus the prior quarter and prior year. The reported yield and core yield3 for the current quarter were 4.50 percent and 4.47 percent, respectively.

[4]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.
[5]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 2.5 million, 2.2 million and 1.4 million, respectively, for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015 and 2.0 million and 1.6 million, respectively, for the twelve months ended December 31, 2016 and December 31, 2015, would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in these periods, dilutive potential weighted-average common shares outstanding would have been 500.9 million, 500.5 million and 499.0 million, respectively, for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015 and 500.3 million and 499.0 million, respectively, for the twelve months ended December 31, 2016 and December 31, 2015. Since it had adjusted operating income for the twelve months ended December 31, 2015, the company used 499.0 million diluted weighted-average common shares outstanding in the calculation of diluted adjusted operating income (loss) per common share.

Adjusted operating income (loss) results are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q4 16	Q3 16	Q4 15
U.S. Mortgage Insurance	$61	$67	$41
Canada Mortgage Insurance	39	36	37
Australia Mortgage Insurance	14	14	22
U.S. Life Insurance	(154)	(207)	(135)
Runoff	6	12	11
Corporate and Other	(103)	(327)	(58)

Total Adjusted Operating Loss	$(137)	$(405)	$(82)

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) of segments and Corporate and Other activities is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 16	Q3 16	Q4 15
Adjusted operating income	$61	$67	$41
New insurance written
Primary Flow	$11,100	$12,800	$7,800
Loss ratio	28%	21%	39%

U.S. MI reported adjusted operating income of $61 million, compared with $67 million in the prior quarter and $41 million in the prior year. The loss ratio in the current quarter was 28 percent, up seven points sequentially driven primarily by the favorable adjustment to loss reserves in the prior quarter and down 11 points from the prior year primarily reflecting the continued decline and improved performance in delinquencies from the 2005 to 2008 book years. The full year loss ratio was 24 percent in 2016, compared to 37 percent in 2015 and better than the company’s outlook for 2016 of 30 to 40 percent.

Flow NIW of $11.1 billion decreased 13 percent from the prior quarter from a seasonally smaller purchase originations market, but increased 42 percent versus the prior year primarily from a larger purchase originations market and higher refinance originations from lower interest rates. U.S. MI’s flow insurance in force grew 13 percent during 2016 driven by an expanding purchase originations market, higher refinance originations and its differentiated service offerings.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 16	Q3 16	Q4 15
Adjusted operating income	$39	$36	$37
New insurance written
Flow	$3,900	$5,300	$4,700
Bulk	$3,700	$5,100	$7,300
Loss ratio	18%	24%	23%

Canada MI reported adjusted operating income of $39 million versus $36 million in the prior quarter and $37 million in the prior year. The loss ratio in the quarter was 18 percent, down six points from the prior quarter from a decrease in new delinquencies, net of cures, primarily related to higher cures in Alberta and down five points compared to the prior year from a decrease in new delinquencies, net of cures. The full year loss ratio was 22 percent in 2016, compared to 21 percent in 2015 and better than the company’s outlook for 2016 of 25 to 35 percent. Results versus the prior year included increased earned premiums from a higher level of NIW in recent years.

Flow NIW was down 25 percent6 sequentially primarily from a seasonally smaller originations market and down 17 percent6 from the prior year primarily from targeted underwriting changes in select markets and a smaller market size. In addition, the company completed several bulk transactions in the quarter of $3.7 billion in the aggregate, consisting of high quality low loan-to-value prime loans. Effective March 17, 2017, Canada MI will increase its flow mortgage insurance premium rates for new insured mortgages an average of approximately 20 percent to reflect the regulatory capital framework that came into effect on January 1, 2017.

[6]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q4 16	Q3 16	Q4 15
Adjusted operating income	$14	$14	$22
New insurance written
Flow	$5,000	$4,600	$4,600
Loss ratio	30%	42%	17%

Australia MI reported adjusted operating income of $14 million versus $14 million in the prior quarter and $22 million in the prior year. The loss ratio in the quarter was 30 percent, down 12 points sequentially from higher cure activity and favorable aging of later stage delinquencies and up 13 points from the prior year from continued unfavorable experience from the commodity dependent regions of Queensland and Western Australia. The full year loss ratio was 34 percent in 2016, compared to 23 percent in 2015 and at the upper end of the company’s outlook for 2016 of 25 to 35 percent.

Flow NIW was up nine percent6 sequentially from a larger originations market and up two percent6 from the prior year.

U.S. Life Insurance

Operating Metrics
(Amounts in millions)	Q4 16	Q3 16	Q4 15
Adjusted operating income (loss)
Long Term Care Insurance	$(1)	$(270)	$19
Life Insurance	(193)	48	(173)
Fixed Annuities	40	15	19

Total U.S. Life Insurance	$(154)	$(207)	$(135)

Sales
Long Term Care Insurance
Individual	$1	$2	$8
Group	1	3	2
Life Insurance
Term Life	—	—	6
Universal Life	—	1	3
Linked Benefits	—	—	1
Fixed Annuities	—	1	314

Long Term Care Insurance

LTC reported an adjusted operating loss of $1 million, compared with $270 million in the prior quarter and adjusted operating income of $19 million in the prior year. Results in the prior quarter included an increase to LTC claim reserves of approximately $435 million pre-tax resulting in an after-tax charge of $283 million related to the company’s annual review of LTC claim reserves assumptions and methodologies.

During the quarter, the company completed its annual review of GAAP active life margins or loss recognition testing. GAAP loss recognition testing margins for the business were reduced to approximately $1.0 to $1.5 billion as higher expected future claim costs were partially offset by the impact of higher future in force rate actions. The company continues to separately test its LTC acquired block (representing business written prior to late 1995) for recoverability as part of testing its GAAP loss recognition margins. The GAAP loss recognition testing margin for the LTC acquired block was positive and did not require an increase to reserves in the quarter, driven mostly by more favorable claim termination assumptions.

Results for the quarter included a less favorable impact from reduced benefit options from elections from in force policyholders of $13 million after-tax versus the prior quarter and $26 million after-tax versus the prior year. Estimated favorable impact from in force rate action premiums continues to build and was $67 million after-tax in the current quarter versus $62 million after-tax in the prior quarter and $51 million after-tax in the prior year.

Results in the quarter were negatively impacted by a $7 million after-tax increase to the reserve related to profits followed by losses versus the prior quarter.

Life Insurance

Life insurance reported an adjusted operating loss of $193 million, compared with adjusted operating income of $48 million in the prior quarter and an adjusted operating loss of $173 million in the prior year.

During the quarter, the company completed its annual review of life insurance assumptions and recorded an after-tax charge of $196 million associated with its universal life insurance products. The negative impact was primarily driven by assumption changes due to emerging mortality experience in older age populations with more modest assumption updates related to interest rates, lapses and other refinements. Results in the prior year reflected an after-tax charge of $194 million related to the company’s annual review of life insurance assumptions.

Results versus the prior quarter and prior year reflect lower investment income from unfavorable prepayment speed adjustments related to residential mortgage-backed securities as well as higher mortality.

Fixed Annuities

Fixed annuities reported adjusted operating income of $40 million, compared with $15 million in the prior quarter and $19 million in the prior year. Results in the quarter include a $6 million after-tax favorable adjustment related to state guaranty funds and a $10 million after-tax favorable impact related to an update of lapse assumptions and other refinements versus the prior quarter. Results in the prior quarter also included an $8 million after-tax unfavorable correction related to state guaranty funds.

Runoff

Runoff reported adjusted operating income of $6 million which included an after-tax charge of $3 million primarily related to lapse assumption updates, compared with adjusted operating income of $12 million in the prior quarter and $11 million in the prior year which included an after-tax benefit of $3 million from assumption updates primarily relating to mortality.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $103 million, compared with an adjusted operating loss of $327 million in the prior quarter and $58 million in the prior year. Results in the quarter reflected $29 million of deferred tax charges compared with $265 million of deferred tax charges in the prior quarter and an increase in professional fees and legal expenses associated with the China Oceanwide transaction and pending litigation.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q4 16	Q3 16	Q4 15
U.S. MI
Consolidated Risk-To-Capital Ratio[7]	14.4:1	15.0:1	16.3:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	14.5:1	15.0:1	16.4:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[8]	115%	117%	109%
Canada MI
Minimum Capital Test (MCT) Ratio[7]	245%	237%	234%
Australia MI
Prescribed Capital Amount (PCA) Ratio[7]	157%	155%	159%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio	N/A [9]	345%	393%
Unassigned Surplus	N/A [9]	$(650)	$(329)
Holding Company Cash[10] and Liquid Assets[11]	$1,098	$1,165	$1,374

Key Points

•	The U.S. MI PMIERs sufficiency ratio of 115 percent decreased slightly in the quarter on strong NIW;

•	Canada MI and Australia MI continue to maintain solid capital ratios in excess of management targets;

•	Canada MI’s pro-forma MCT ratio as of December 31, 2016 under the new capital framework is estimated to be 158 to 162 percent, above the recalibrated minimum target of 150 percent;

•	U.S. life insurance companies’ statutory results are expected to be made available at the time of the Form 10-K filing;

[7]	Company estimate for the fourth quarter of 2016, due to timing of the filing of statutory statements.
[8]	Calculated as available assets divided by required assets as defined within PMIERs. As of December 31, 2016 and September 30, 2016, the PMIERs sufficiency ratios were in excess of approximately $350 million and $400 million, respectively, of available assets above the PMIERs requirements. Company estimate for the fourth quarter of 2016.
[9]	U.S. life insurance companies’ statutory results are expected to be made available at the time of the Form 10-K filing.
[10]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[11]	Comprises cash and cash equivalents of $998 million, $1,065 million and $1,124 million, respectively, and U.S. government bonds of $100 million, $100 million and $250 million, respectively, as of December 31, 2016, September 30, 2016 and December 31, 2015.

•	U.S. Life Insurance maintaining previously achieved cash expense reduction target of $150 million pre-tax on an annualized basis;

•	The holding company ended the quarter with $1,098 million of cash and liquid assets, representing a buffer of approximately $660 million in excess of one and a half times annual debt service and restricted cash and liquid assets; and

•	$175 million of holding company cash is committed to facilitate the separation and isolation of the LTC business.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Financial Supplement Information

This press release, fourth quarter 2016 financial supplement and earnings presentation are now posted on the company’s website. Investors are encouraged to review these materials. Due to the pending sale to China Oceanwide, the company does not plan to host an earnings call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per common share.” Adjusted operating income (loss) per common share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as loss from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net loss available to Genworth’s common stockholders in accordance with GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per common share on a basic and diluted basis are not substitutes for net loss available to Genworth’s common stockholders or net loss available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and adjusted operating income (loss) assume a 35 percent tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs (DAC) and other intangible amortization and certain benefit reserves.

In June 2016, the company completed the sale of its term life insurance new business platform and recorded a pre-tax gain of $12 million. In May 2016, the company completed the sale of its mortgage insurance business in Europe and recorded an additional pre-tax loss of $2 million. In the first quarter of 2016, the company recorded an estimated pre-tax loss of $7 million and a tax benefit of $27 million related to the planned sale of the mortgage insurance business in Europe. The company also recognized an estimated pre-tax loss of $140 million in the fourth quarter of 2015 for the planned sale of this business. The company also incurred a $6 million tax benefit in the fourth quarter of 2015 related to the planned sale as well as a tax charge of $7 million in the third quarter of 2015 from potential business portfolio changes related to this business. These transactions were excluded from adjusted operating income (loss) for the periods presented as they related to a gain (loss) on the sale of businesses.

In June 2016, the company settled restricted borrowings of $70 million related to a securitization entity and recorded a $64 million pre-tax gain related to the early extinguishment of debt. In January 2016, the company paid a pre-tax make-whole expense of $20 million related to the early redemption of Genworth Holdings, Inc.’s (Genworth Holdings) 2016 notes. The company also repurchased $28 million principal amount of Genworth Holdings’ notes with various maturity dates for a pre-tax gain of $4 million in the first quarter of 2016. In the third quarter of 2015, the company paid an early redemption payment of approximately $1 million, net of the portion attributable to noncontrolling interests, related to the early redemption of Genworth Financial Mortgage Insurance Pty Limited’s notes that were scheduled to mature in 2021. In the third quarter of 2015, the company also repurchased approximately $50 million principal amount of Genworth Holdings’ notes with various maturity dates for a pre-tax loss of $1 million. These transactions were excluded from adjusted operating income (loss) for the periods presented as they related to a gain (loss) on the early extinguishment of debt.

In the first quarter of 2016, the company completed a life block transaction resulting in a pre-tax loss of $9 million in connection with the early extinguishment of non-recourse funding obligations. In the third quarter of 2015, the company recorded a pre-tax DAC impairment of $455 million on certain term life insurance policies in connection with entering into an agreement to complete a life block transaction.

In the third, second and first quarters of 2016, the company recorded a pre-tax expense of $2 million, $5 million and $15 million, respectively, related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses. In the fourth and second quarters of 2015, the company also recorded a pre-tax expense of $5 million and $3 million, respectively, related to restructuring costs.

There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented other than fees incurred during the first quarter of 2016 related to Genworth Holdings’ bond consent solicitation of $18 million for broker, advisor and investment banking fees.

The tables at the end of this press release provide a reconciliation of net loss available to Genworth’s common stockholders to adjusted operating income (loss) for the three and twelve months ended December 31, 2016 and 2015, as well as for the three months ended September 30, 2016 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to adjusted operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	risks related to the proposed transaction with China Oceanwide Holdings Group Co., Ltd. (China Oceanwide) including: the company’s inability to complete the transaction in a timely manner or at all; the company’s inability to obtain stockholder or regulatory approvals, or the possibility that the parties may delay the transaction or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; legal proceedings may be instituted against the company in connection with the proposed transaction; the proposed transaction may disrupt the company’s current plans and operations; certain restrictions during the pendency of the transaction may impact the company’s ability to pursue certain business opportunities or strategic transactions; there may be insufficient continued availability of capital and financing to the company before the consummation of the transaction; there may be further rating agency actions and downgrades in the company’s financial strength ratings; there may be changes in applicable laws or regulations; the company may not recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction may be material; management’s attention may be diverted from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay China Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with China Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to the restructuring of its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; and inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•	risks relating to estimates, assumptions and valuations including: risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves in the third quarter of 2016 and its margin reviews in the fourth quarter of 2016; inadequate reserves and the need to increase reserves (including any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including any changes it may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations; litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to meet or maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act); and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s inability to enter into a credit facility); recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade (including in connection with the company’s recent announcement of a material increase to the company’s universal life insurance reserves), all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•	operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; material weakness in, or ineffective, internal control over financial reporting; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care and life insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset the impact on the company’s margins of updated claim reserves assumptions in connection with its annual review of its long term care insurance claim reserves in the third quarter of 2016 and its annual U.S. life insurance assumption reviews in the fourth quarter of 2016; the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; failure to sufficiently increase new sales for the company’s long term care insurance products; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Information For Investors and Stockholders

This communication may be deemed to be a solicitation material in respect of the proposed transaction with China Oceanwide Holdings Group Co., Ltd. Genworth filed the definitive proxy statement with the SEC in connection with the solicitation of proxies for a special meeting to be held on March 7, 2017 (the Proxy Statement). The Proxy Statement and a proxy card are in the process of being mailed to each stockholder entitled to vote at the meeting. Genworth stockholders are urged to read the Proxy Statement (including any and all amendments and supplements thereto) and all other relevant documents which Genworth will file with the SEC when they become available, because they will contain important information about the proposed transaction and related matters. Stockholders will also be able to obtain copies of the Proxy Statement, without charge, when available, at the SEC’s website at www.sec.gov or by contacting the investor relations department of Genworth at the following:

investorinfo@genworth.com

Participants in the Solicitation

Genworth and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Genworth’s stockholders in connection with the proposed transaction with China Oceanwide Holdings Group Co., Ltd. Genworth’s stockholders may obtain, without charge, more detailed information regarding such interested participants in the Proxy Statement, Genworth’s Annual Report on Form 10-K filed with the SEC on February 26, 2016, any Statements of Changes in Beneficial Ownership on Form 4 of such participants, filed with the SEC, and certain other documents to be filed with the SEC in connection with the proposed transaction.

# # #

Contact Information:

Investors: investorinfo@genworth.com

Media: Julie	Westermann, 804 662.2423

      julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Premiums	$1,131	$1,157	$4,160	$4,579
Net investment income	786	781	3,159	3,138
Net investment gains (losses)	41	(16)	72	(75)
Policy fees and other income	240	234	978	906

Total revenues	2,198	2,156	8,369	8,548

Benefits and expenses:
Benefits and other changes in policy reserves	1,530	1,435	5,245	5,149
Interest credited	173	180	696	720
Acquisition and operating expenses, net of deferrals	283	433	1,273	1,309
Amortization of deferred acquisition costs and intangibles	193	207	498	966
Interest expense	75	104	337	419

Total benefits and expenses	2,254	2,359	8,049	8,563

Income (loss) from continuing operations before income taxes	(56)	(203)	320	(15)
Provision (benefit) for income taxes	3	(36)	358	(9)

Loss from continuing operations	(59)	(167)	(38)	(6)
Loss from discontinued operations, net of taxes	(4)	(73)	(29)	(407)

Net loss	(63)	(240)	(67)	(413)
Less: net income attributable to noncontrolling interests	59	52	210	202

Net loss available to Genworth Financial, Inc.’s common stockholders	$(122)	$(292)	$(277)	$(615)

Loss from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.24)	$(0.44)	$(0.50)	$(0.42)

Diluted	$(0.24)	$(0.44)	$(0.50)	$(0.42)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.25)	$(0.59)	$(0.56)	$(1.24)

Diluted	$(0.25)	$(0.59)	$(0.56)	$(1.24)

Weighted-average shares outstanding:
Basic	498.4	497.6	498.3	497.4

Diluted[5]	498.4	497.6	498.3	497.4

Reconciliation of Net Loss to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

	Three		Twelve		Three
	months ended		months ended		months ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016
Net loss available to Genworth Financial, Inc.’s common stockholders	$(122)	$(292)	$(277)	$(615)	$(380)
Add: net income attributable to noncontrolling interests	59	52	210	202	48

Net loss	(63)	(240)	(67)	(413)	(332)
Income (loss) from discontinued operations, net of taxes	(4)	(73)	(29)	(407)	15

Loss from continuing operations	(59)	(167)	(38)	(6)	(347)
Less: income from continuing operations attributable to noncontrolling interests	59	52	210	202	48

Loss from continuing operations available to Genworth Financial, Inc.’s common stockholders	(118)	(219)	(248)	(208)	(395)
Adjustments to loss from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	(28)	1	(66)	30	(18)
(Gains) losses on sale of businesses	—	140	(3)	140	—
(Gains) losses on early extinguishment of debt, net[13]	—	—	(48)	2	—
Losses from life block transactions	—	—	9	455	—
Expenses related to restructuring	—	5	22	8	2
Fees associated with bond consent solicitation	—	—	18	—	—
Taxes on adjustments	9	(9)	—	(172)	6

Adjusted operating income (loss)	$(137)	$(82)	$(316)	$255	$(405)

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$61	$41	$250	$179	$67

Canada Mortgage Insurance segment	39	37	146	152	36

Australia Mortgage Insurance segment	14	22	62	102	14

U.S. Life Insurance segment:
Long Term Care Insurance	(1)	19	(200)	29	(270)
Life Insurance	(193)	(173)	(83)	(80)	48
Fixed Annuities	40	19	68	94	15

Total U.S. Life Insurance segment	(154)	(135)	(215)	43	(207)

Runoff segment	6	11	28	27	12

Corporate and Other	(103)	(58)	(587)	(248)	(327)

Adjusted operating income (loss)	$(137)	$(82)	$(316)	$255	$(405)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.25)	$(0.59)	$(0.56)	$(1.24)	$(0.76)

Diluted	$(0.25)	$(0.59)	$(0.56)	$(1.24)	$(0.76)

Adjusted operating income (loss) per common share:
Basic	$(0.27)	$(0.17)	$(0.63)	$0.51	$(0.81)

Diluted	$(0.27)	$(0.17)	$(0.63)	$0.51	$(0.81)

Weighted-average common shares outstanding:
Basic	498.4	497.6	498.3	497.4	498.3

Diluted[5]	498.4	497.6	498.3	497.4	498.3

[12]	For the three months ended December 31, 2016 and 2015, the years ended December 31, 2016 and 2015 and the three months ended September 30, 2016, net investment gains (losses) were adjusted for DAC and other intangible amortization and certain benefit reserves of $1 million, $(11) million, $(14) million, $(35) million and zero, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $12 million, $(4) million, $20 million, $(10) million and $2 million, respectively.
[1][3]	For the year ended December 31, 2015, (gains) losses on the early extinguishment of debt were adjusted by $1 million related to the mortgage insurance business in Australia for the portion attributable to noncontrolling interests.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31,	December 31,
	2016	2015
Assets
Cash, cash equivalents and invested assets	$75,012	$75,746
Deferred acquisition costs	3,571	4,398
Intangible assets and goodwill	348	357
Reinsurance recoverable	17,755	17,245
Deferred tax and other assets	673	675
Separate account assets	7,299	7,883
Assets held for sale	—	127

Total assets	$104,658	$106,431

Liabilities and equity
Liabilities:
Future policy benefits	$37,063	$36,475
Policyholder account balances	25,662	26,209
Liability for policy and contract claims	9,256	8,095
Unearned premiums	3,378	3,308
Deferred tax and other liabilities	2,969	3,028
Borrowings related to securitization entities	74	179
Non-recourse funding obligations	310	1,920
Long-term borrowings	4,180	4,570
Separate account liabilities	7,299	7,883
Liabilities held for sale	—	127

Total liabilities	90,191	91,794

Equity:
Common stock	1	1
Additional paid-in capital	11,962	11,949

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,253	1,236
Net unrealized gains (losses) on other-than-temporarily impaired securities	9	18

Net unrealized investment gains (losses)	1,262	1,254

Derivatives qualifying as hedges	2,085	2,045
Foreign currency translation and other adjustments	(253)	(289)

Total accumulated other comprehensive income (loss)	3,094	3,010
Retained earnings	287	564
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,644	12,824
Noncontrolling interests	1,823	1,813

Total equity	14,467	14,637

Total liabilities and equity	$104,658	$106,431

Impact of Foreign Exchange on Adjusted Operating Income14

Three months ended December 31, 2016

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[15]
Canada Mortgage Insurance (MI):
Flow new insurance written	(17)%	(17)%
Flow new insurance written (4Q16 vs. 3Q16)	(26)%	(25)%

Australia MI:
Flow new insurance written	9%	2%
Flow new insurance written (4Q16 vs. 3Q16)	9%	9%

[14]	All percentages are comparing the fourth quarter of 2016 to the fourth quarter of 2015 unless otherwise stated.
[15]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	Three months ended December 31, 2016
Reported Total Invested Assets and Cash	$74.4
Subtract:
Securities lending	0.5
Unrealized gains (losses)	4.3

Adjusted end of period invested assets	$69.6

Average Invested Assets Used in Reported Yield Calculation	$69.8
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[16]	0.1

Average Invested Assets Used in Core Yield Calculation	$69.7

(Income - amounts in millions)
Reported Net Investment Income	$786
Subtract:
Bond calls and commercial mortgage loan prepayments	22
Other non-core items[17]	(17)
Restricted commercial mortgage loans and other invested assets related to securitization entities[16]	2

Core Net Investment Income	$779

Reported Yield	4.50%

Core Yield	4.47%

[16]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[17]	Includes cost basis adjustments on structured securities and various other immaterial items.